UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 31, 2010

Ener1, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	001-34050	59-2479377
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1540 Broadway, Suite 25C, New York, New York		10036
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212 920-3500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 1, 2010, Ener1, Inc. ("Ener1") entered into a Securities Purchase Agreement with its majority shareholder, Ener1 Group, Inc. ("Ener1 Group"), whereby Ener1 Group agreed to purchase 18,678,161 unregistered shares of Ener1’s common stock, a warrant exercisable into 3,000,000 shares of common stock at an exercise price of $3.48 per share, and a warrant exercisable into 5,000,000 shares of common stock at an exercise price of $4.40 per share. The warrants are non-exercisable for the first six months from the date of issuance and expire on the five year anniversary of the first date on which they can be exercised. The aggregate purchase price for the shares and warrants is $65 million. The transaction is subject to customary closing conditions.

Item 3.02 Unregistered Sales of Equity Securities.

As described in Item 1.01 above, on June 1, 2010, Ener1 agreed to sell 18,678,161 unregistered shares of its common stock plus warrants to purchase 8 million unregistered shares of common stock to Ener1 Group.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 31, 2010, the Board of Directors (the "Board") of Ener1 resolved to increase the number of Board seats from nine to ten, and appointed Mr. Boris Zingarevich to fill the new vacancy created on the Board. Mr. Zingarevich, 50 years old, is not currently serving on any Board committees, and will not receive any Board fees or other compensation for his services, but will be reimbursed for reasonable travel expenses to attend Ener1 Board meetings.

In 1992, Mr. Zingarevich co-founded Ilim Pulp, which has become the largest pulp manufacturer in Russia in terms of output and has over 20,000 employees. Mr. Zingarevich is a member of the board of directors of Ilim Group, of which International Paper Company became a 50% shareholder in October 2007.

Mr. Zingarevich controls Bzinfin, S.A. ("Bzinfin") and Ener1 Group, which as of May 31, 2010 collectively owned 54.3% of Ener1’s outstanding common stock. Ener1 has entered into certain related party transactions with Mr. Zingarevich, through Bzinfin and Ener1 Group, since January 1, 2009, as described below.

In December 2008, Ener1 entered into a $30.0 million Line of Credit Agreement (the "LOC Agreement") with Ener1 Group. On August 26, 2009, Ener1 entered into an Amended and Restated Line of Credit Agreement (the "A&R LOC Agreement") with Ener1 Group and Bzinfin, whereby Bzinfin became the new lender under the A&R LOC Agreement. In connection with the LOC Agreement and A&R LOC Agreement, Ener1 borrowed $16.75 million and issued to Bzinfin and Ener1 Group, warrants to purchase an aggregate of 2,212,500 shares of Ener1 common stock at an exercise price of $8.25 per share. The current aggregate principal amount of debt outstanding under the A&R LOC Agreement is $16.75 million. The outstanding principal amount accrues interest at a rate of 8% per annum. Ener1 has not repaid any principal or accrued interest under the A&R LOC Agreement to date.

On August 26, 2009, Ener1 entered into a Purchase and Assignment Agreement with Bzinfin to acquire approximately $3.0 million of debt which was issued to Bzinfin by Think Global, a Norwegian automobile manufacturer, together with warrants to purchase 3,600,000 shares of common stock of Think Global, and in exchange Ener1 issued 896,986 shares of Ener1 common stock to Bzinfin.

On June 1, 2010, Ener1 entered into a Securities Purchase Agreement with Ener1 Group as described in Item 1.01 above

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ener1, Inc.

June 4, 2010	By:	/s/ Gerard A. Herlihy

Name: Gerard A. Herlihy
Title: Chief Financial Officer